Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC RELEASES UPDATE ON BRINE INFLOW AT ESTERHAZY,

SASKATCHEWAN MINES

PLYMOUTH, MN, March 7, 2007 – The Mosaic Company (NYSE: MOS) announced today that its ongoing treatment of the salt saturated brine inflow at its Esterhazy, Saskatchewan potash mines continues to show positive results. Based on data collected by the Company, the brine inflow is estimated to have declined to a rate of less than 5,000 gallons per minute (gpm). This compares favorably to a prior estimated initial inflow rate ranging from 20,000 to 25,000 gpm in late January and an estimated inflow rate of approximately 12,000 gpm reported by the Company in mid-February. The Company also indicated that it is pumping salt saturated brine out of the Esterhazy mines at a rate in excess of 6,000 gpm.

Inflow rate measurements reflect an estimate as of a particular point in time, and depending on when tests are conducted, rates can fluctuate up or down. The new measurement suggests that the Company’s injection of calcium chloride near the identified inflow area is positively impacting the inflow and, together with its pumping and storage activities, reducing the underground brine levels.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to its estimates of the current volumes of brine inflows at its Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, fluctuations in the rate of the brine inflows from time to time, including the possibility that the rate of the brine inflows could increase and that any such fluctuations or increases could be material, its expectations regarding the potential efficacy of remedial measures to control the brine inflows, the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. It is possible that the costs of remedial efforts at the Esterhazy mines may increase in the future and that such an increase could be material, or, in the extreme scenario, that the brine inflow, risk to employees or remediation costs may increase to a level which would cause us to change our mining process or abandon the mines. Actual results may differ from those set forth in the forward-looking statements.

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